Appendix A

January 1, 2025

Fund	Class	Annual Operating Expense Limit	Agreement Expires
North Square Spectrum Alpha Fund	A	1.30%	September 30, 2026
	I	1.05%
North Square Preferred and Income Securities Fund	I	0.97%	September 30, 2029
North Square Dynamic Small Cap Fund	A	1.24%
	I	0.99%
North Square Multi Strategy Fund	A	1.20%
	I	1.17%
North Square Kennedy MicroCap Fund	A	1.72%	September 30, 2026
	I	1.47%
North Square Strategic Income Fund	A	0.93%	February 28, 2026
	I	0.68%
North Square Advisory Research Small Cap Value Fund	I	0.94%
North Square Altrinsic International Equity Fund	I	0.97%
North Square McKee Bond Fund	R6	0.28%
	I	0.47%
North Square Tactical Growth Fund	A	1.30%	September 30, 2026
	C	1.30%
	I	1.30%
North Square Tactical Defensive Fund	A	1.70%
	C	1.70%
	I	1.70%
North Square Core Plus Bond Fund	I	0.58%	September 30, 2026